Filed Pursuant to Rule 433
Registration Statement No. 333-272502
Issuer Free Writing Prospectus dated 6-8-23
Relating to Preliminary Prospectus dated 6-8-23


THE FEELING IS
ELECTRIC
FORZA X1
ELECTRIC
FORZA X1
FRZA | Nasdaq Listed

FORWARD-LOOKING STATEMENTS

This presentation contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenue, prospects, plans, objectives of management and expected market growth are forward looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the "forward looking statements."

The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," and similar expressions are intended to identify forward looking statements, although not all forward-looking statements contain these identifying words. These "forward looking statements" are only predictions, and we may not actually achieve the plans, intentions or expectations disclosed in our "forward looking statements," so you should not place undue reliance on our "forward looking statements." Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these "forward looking statements" largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission ("SEC"). "Forward looking statements" contained in this presentation are made as of this date, and we undertake no duty to update such information except as required under applicable law. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

The "forward looking statements" included in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these "forward looking statements" at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these "forward looking statements" as representing our views as of any date subsequent to the date of this presentation.

This presentation contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this presentation from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

FREE WRITING PROSPECTUS

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

OFFERING SUMMARY

ISSUER	Forza X1, Inc.
LISTING / SYMBOL	Nasdaq / FRZA
SHARES OFFERED	3,425,000 shares (plus 15% over-allotment option)
EXPECTED OFFERING SIZE	$10,000,000
USE OF PROCEEDS	For the later phases of construction of the property that we acquired for the development of our manufacturing facility. Working capital and general corporate purposes.
SOLE BOOK-RUNNER	ThinkEquity

FORZA X1 INNOVATION

- We aim to be among the first to develop and manufacture electric boats targeting the recreational market. Our mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats.

- We have built and tested multiple units, and now believe that our 22-foot monohull will be the first electric boat that we commercialize. We expect to commence selling to end-user customers by the end of 2023. The company has also broken ground on a 50,000-square-foot facility in North Carolina, dedicated to the exclusive production of this new line of electric boats.

- Forza X1 is also proud to have partnered with technology giant Garmin. Our electric boats will include a large onboard electronic display with a state-of-the-art battery management system, geo-positioning, autopilot, breadcrumbs, and a Telematics portal and smartphone application.

- We intend to employ an integrated, digital-first strategy that is convenient and transparent for our customers and efficient and scalable to support our growth. Additionally, we will market our boats through a partnership with OneWater Marine Inc. (NASDAQ: ONEW), one of the largest dealership networks in the United States.

- We are committed to building the best electric boat available for our shareholders, employees, the environment, and most importantly, our customers.




FORZA
ELECTRIC

FORZA INITIAL COMMERCIAL MODELS

ELECTRIC CENTER CONSOLE MONOHULL


ELECTRIC
FORZA



FORZA INITIAL COMMERCIAL MODELS

ELECTRIC DUAL CONSOLE MONOHULL





Shown here is our dual console monohull, previously tested with an internal combustion engine, which will be the second configuration of our initial commercial fully electric 22' model.

FORZA ENGINEERING

DEVELOPMENT FOCUS AREAS

Continuous innovation driven by people with agile methodologies, supported by a patent protection plan

Innovation Strategy





Powertrain

Motor drive train efficiency
Lower Unit Advances
Closed Loop Cooling



Hull

Closed-Molded
Composite Boat
Building
Technologies



User Interface

Partnership with Garmin
Offering Touchscreen Controls



Telematics

Over the Air Software Updates
and App Based Management
of Performance Diagnostics



Safety

Monitoring Battery Sensors
Patent Pending Safety Circuit
Working Towards ABYC / NMMA
Developing Standards



Owner Experience

Patent Pending Auto
Trailering
Auto Navigation
360 Degree POD
Steering

FORZA SYSTEM DIAGRAM


Throttle
12V Battery
Forza /Garmin Display
Custom Battery Pack Integrated BMS
HVDU
Forza Outboard 150 / 300
Radiator
Cooling Lines for Batteries
Onboard Charger
Charging Plug SAE J1772

THE FORZA 300 HP MOTOR

ENGINEERING THE FUTURE OF BOATING


FORZA
ELECTRIC
1
2
3
4
5
6

Forza X1 has filed multiple utility and design patents for our motor components. Additionally, Forza engineers are now working on the second version of our proprietary motor.

The 300 HP motor features cutting edge technology aimed at maximizing range, boat performance and customer exhilaration.

1. 150 HP and 300 HP versions available 2023
2. Forza Engineered Cowling and Frame, Ultra Quiet, Sleek
3. Custom Gear Reducer for Maximum Torque to Propeller
4. 2nd Gen Ultra Light Frame
5. Liquid Cooled Core Motor with Integrated Inverter cooling
6. Patent Pending Lower Drive Unit with 360 Degree Steering, And Closed Loop Cooling

FORZA HELM TECHNOLOGY

TOUCHSCREEN AND MASTER COMMAND

We have reimagined and modernized the helm through centralizing the traditional standard controls. The switches, gauges and control buttons are programed into our 22-inch touch screen, utilizing a customized graphical interface


12.7 V
HOUSE BATTERY
SOG
4 m/s
HEADING
WATER DEPTH
0 ft
378.0 V
VOLTAGE
-90.0 A
CURRENT
CELL MAX TEMP
78.8 F
CELL MIN TEMP
77.0 F
REMAINING KWH
69
SOC
76 %
Mark
Info
SOS
Toolbars
Options
GARMIN

FORZA HELM w/ 22" TOUCH SCREEN

- Auto Pilot
- Power controls
- Depth
- Fish Finder
- GPS
- Navigation light control
- Bilge Pump Control

PERFORMANCE DATA

- Realtime Range Estimate
- Battery Temperature Sensor
- Battery Health Monitor
- Charge to full indicator
- Top and Average Speed
- Remaining run time
- Remaining miles

FORZA CONNECT

TELEMATICS FOR REAL TIME TRACKING AND FLEET MANAGEMENT


3:45
FORZA X1
62%
FX1 Dual Console
FRZADC001
OFFLINE
Location
Fort Pierce, FL
7 hours ago
Electric Drive System
OFFLINE
a day ago
Sensors
Hours: 1
a day ago
My Boat
BOAT HOURS
1.0
TRIM ANGLE
30.0
BATT KWH
41.0 KWH
12V BATTERY
12.6 V
OK
BATTERY TEMP
77.0 °F
Δ BATTERY TEMP
3.6 °F
INVERTER TEMP
86.0 °F
ROTOR TEMP
87.8 °F
STATOR TEMP
80.6 °F
WATER DEPTH
- ft
Coordinates
27.410142, -80.327818
0 m/h
Google
7 hours ago
Links
News/Press Release
Forza X1 Signs Deal to Integrate Telematics Platform into FX1 Electric Boats
Community Gallery
Community

Telematics monitoring of our electric boats

THE FACTORY

We are currently designing a state-of-the-art manufacturing facility to incorporate the latest in closed-molded composite boat building technologies and electric motor assembly processes. We are designing a 100,000 square foot facility designed for capacity and production of 1,000 units annually that we intend to build over time in various phases. We plan to first build out an approximately 50,000 square foot facility, which will have an estimated capacity of 550 units annually, at an estimated $8 million cost of construction. We have selected a site in McDowell County, North Carolina to build our manufacturing facility and the North Carolina Economic investment committee has approved a Job Development Investment Grant providing for reimbursement to us of up to $1,367,100 over a twelve-year period. The receipt of grant funding is conditioned upon us investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and us creating as many as 170 jobs.



Site clearing and grading for Forza's future factory.



THE FACTORY

Lean Manufacturing

The Forza factory will be a dedicated Lean Manufacturing facility designed for capacity and production of up to 1,000 units annually, including the fiberglass manufacturing process for our electric boats and the manufacturing and assembly of our integrated Forza motor.


FORZA X1

Efficient Production

Forza X1 will be utilizing modern boat building and assembly technologies throughout the manufacturing process to streamline efficiencies, reduce waste, lower costs and support a safe and healthy work environment for employees.



FORZA X1 TEAM

JOSEPH VISCONTI
Executive Chairman of the Board, Chief of Product Development

JIM LEFFEW
President and CEO

CARRIE GUNNERSON
Chief Financial Officer

MARK MILLER
Manufacturing Manager

DAN NORTON
Director of Engineering

GREG MCLOGAN
Marine Engineer

BRIAN MITCHEM
Engine Assembly Specialist

CHANDAN REDDY
Chief Electrical Engineer

WILLIAM BERROCAL
Sr. Electromechanical Engineer

OWEN GOLDEN
Sr. Electrical Controls and Integration Engineer

FINANCIAL SUMMARY

Balance Sheet Data	As of March 31, 2023
Working Capital	$10,985,040
Total Assets	$12,392,032
Total Liabilities	$355,798
Stockholders' Equity	$12,036,234

Pre-Offering Cap Table	
Common Stock Outstanding	10,450,000
Options (WAEP $3.46)	1,404,556
Warrants (WAEP $6.25)	172,500
Fully Diluted Shares Outstanding	12,027,056

Income Statement Data	Three Months Ended March 31, 2023	Fiscal Year Ended Dec. 31, 2022
Loss from Operations	$(2,129,751)	$(3,653,259)

INVESTMENT HIGHLIGHTS

- We aim to be among the first to develop and manufacture electric boats targeting the recreational market. Our mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats.

- Forza FX1 has assembled an industry leading team of engineers and boat builders that are singularly focused on building a company that will help lead marine electrification and transition the marine industry by manufacturing and selling a recreational boat, without compromising performance, speed, or comfort.

- Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor, and control system. We have filed three design, six utility and two full non-provisional patent applications with the USPTO relating to, among other things, our propulsion system developed and boat design.

- Our initial 22-foot monohull model has been designed, powered, appointed and priced to target the 22' to 25' recreational boat buying market

- We are building the first dedicated large-scale factory for electric boats with the support of the state of North Carolina and the local governments, including a Job Development Investment Grant in the amount of up to $1,367,100.

- We expect to commence selling to end-user customers by the end of 2023, direct-to-consumer and through OneWater's locations.


FORZA
ELECTRIC


HELM
BATTERY
ENGINE
BOAT
HV BATTERY PACK DATA
377.00 V
-257.00 A
12.7 V
HOUSE BATTERY




FORZA X1




MANATEE
AREA
FORZA X1
ELECTRIC
FORZA